THE SOURCE COMPANY
                                STOCK AWARD PLAN


         1.       Purpose of Plan

         The Source Company Stock Award Plan (the "Plan") is intended to provide a means whereby The Source Company, a Missouri corporation (the "Company"), may attract highly competent persons to remain in and enter the employ of the Company and its subsidiaries, by providing them with opportunities to acquire common stock of the Company, par value $0.01 per share ("Common Stock") pursuant to awards ("Awards") described herein.

         2.       Administration of the Plan

         The Plan will be administered by a Stock Award Committee ("Award Committee") appointed by the Board of Directors of the Company ("Board"), to be comprised of not less than two (2) members. Each member of the Award Committee shall be: (i) a member of the Board; (ii) not eligible to receive any Awards under this Plan; and (iii) a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule or regulation. Each member of the Award Committee shall serve at the pleasure of the Board. Any vacancy occurring in the membership of the Award Committee shall be filled by appointment by the Board. If the Board has a Compensation Committee and its members meet the above requirements, at the discretion of the Board, the Compensation Committee may concomitantly be the Award Committee.

         The Award Committee shall have the sole power:

                  (A) subject to the provisions of the Plan, to determine the terms and conditions of all Awards; to construe and interpret the Plan and Awards granted under it; to determine provisions, if any, for the forfeiture of and restriction on the sale, resale or other disposition of shares acquired under any Award and waive or accelerate the lapse of any such provisions; to establish, amend and revoke rules and regulations relating to the Plan and its administration; and to correct any defect, supply any omission, or reconcile any inconsistency in the Plan, or in any Award Agreement, in a manner and to the extent it shall deem necessary, all of which determinations and interpretations made by the Award Committee shall be conclusive and binding on all Participants (as that term is defined in Paragraph 3 below) and on their legal representatives and beneficiaries; and

                  (B) to determine all questions of policy and expediency that may arise in the administration of the Plan and generally exercise such powers and perform such acts as are deemed necessary or expedient to promote the best interests of the Company.

         Any determination of the Award Committee under the Plan may be made without notice or meeting of the Award Committee by a writing signed by a majority of the Award Committee members.



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         3.       Persons Eligible for Awards

         All employees (including officers) of the Company who are not members of the Award Committee shall be eligible to receive Awards under the Plan. The Award Committee shall determine the employees to whom Awards shall be granted, but shall seek information, advice and recommendations from management to assist the Award Committee in its independent determination as to the employees to whom Awards shall be granted. An employee who has been granted an Award ("Participant"), if he or she is otherwise eligible, may be granted additional Awards or other benefits under this or other plans of the Company.

         4.       Awards

         Awards will consist of Common Stock transferred to Participants as a bonus for service rendered to the Company without other payment therefor.

         5.       Shares Reserved Under the Plan

         There is hereby reserved for issuance as Awards under the Plan an aggregate of 50,000 shares of Common Stock, which may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and required by the Company.

         Any shares subject to Awards may thereafter be subject to new Awards under this Plan if shares of Common Stock are issued under such Awards and are thereafter reacquired by the Company pursuant to rights reserved by the Company upon issuance thereof.

         6.       Adjustment Provisions

         If the Company shall at any time change the number of issued shares of Common Stock without new considerations to the Company (by stock dividends, stock splits, or similar transactions), the total number of shares reserved for issuance under the Plan shall be appropriately adjusted.

         7.       Other Provisions

          Any Award under the Plan may also be subject to such other provisions (whether or not applicable to the Award to any other Participant) as the Award Committee determines appropriate, including without limitation, provisions for the forfeiture of and restriction on the sale, resale or other disposition of shares acquired under any Award, provisions giving the Company the right to repurchase shares acquired under any Award, provisions to comply with federal and state securities laws, restrictions on transferability or understandings or conditions as to the Participant's employment in addition to those specifically provided for under the Plan.


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         8.       Continuance of Employment

         Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any rights with respect to the continuation of employment by the Company or interfere in any way with the right of the Company (subject to the terms of any separate employment agreement to the contrary) at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the granting of any Award.

         9.       Amendment and Termination

         The terms and conditions applicable to any Award granted hereunder may be amended or modified by mutual agreement between the Company and the Participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a Participant, or under any future plan of the Company, Awards may be granted to such Participant in substitution and exchange for, and in cancellation of any Awards previously granted such Participant under this Plan, or any benefit previously or thereafter granted to such Participant under any future plan of the Company. The Board may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing Award or change the terms or conditions thereof without the Participant's consent.

         10.      Effective Date of Plan

         The Plan shall become effective upon adoption by the Board.

         11.      Term of Plan

         No Award shall be granted under the Plan after ten (10) years after the date of adoption of the Plan by the Board.





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